Exhibit 3.1

AMENDMENT TO THE BYLAWS OF

RIGNET, INC.

Section 1.7 of Article I of the Bylaws is hereby amended by adding the following language indicated with double underlining and deleting the language indicated with ~~strikethrough~~ as follows:

“1.7    Quorum and Voting. A majority of the outstanding shares of stock of the Corporation entitled to vote, present in person or represented by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at any meeting of the stockholders, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. ~~Directors shall be elected by a plurality of the votes cast in the election.~~

In the event of a contested election, directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An election shall be contested if, the number of nominees exceeds the number of directors to be elected at the meeting. Any election that is not contested shall be an uncontested election. In the event of an uncontested election, directors shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

A majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). The board shall nominate for election or re-election as director only candidates who tender, prior to the meeting at which they are to be elected or re-elected as director, an irrevocable resignation that will be effective only after the occurrence of both (i) the failure to receive the required vote at such meeting and (ii) Board acceptance of such resignation after such meeting. The Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) (or a similar committee) will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will either accept or reject the tendered resignation, taking into account the Nominating Committee’s (or similar committee’s) recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. The Nominating Committee (or similar committee) in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement or removal in accordance with the Certificate of Incorporation and these Bylaws. If a director’s resignation is accepted by the Board pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant Article II, Section 2.4 of these Bylaws or may decrease the size of the Board pursuant to the provisions of Article II, Section 2.2 of these Bylaws.

For all matters as to which no other voting requirement is specified by the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Certificate of Incorporation, or these Bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the New York Stock Exchange or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Exchange Act or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by the DGCL, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable). For the approval of the appointment of independent public accountants (if submitted for a vote of the stockholders), the vote required for approval shall be a majority of the votes cast on the matter.”

This amendment to the Bylaws is effective as of November 15, 2017.